PROSPECTUS SUPPLEMENT NO. 3

Filed Pursuant to Rule 424(b)(3)

TO PROSPECTUS DATED SEPTEMBER 20, 2007

Registration No. 333-144886

WIZZARD SOFTWARE CORPORATION

Supplement No. 3

to

Prospectus dated September 20, 2007

This Prospectus Supplement No. 3 supplements and amends certain information contained in our Prospectus, dated September 20, 2007, as supplemented by Supplement Nos. 1 and 2 thereto, dated November 20, 2007, and March 19, 2008, respectively.  This Prospectus Supplement No. 3 should be read in conjunction with, and may not be delivered or utilized without, the Prospectus and Supplement Nos. 1 and 2.  This Prospectus Supplement No. 3 is qualified by reference to the Prospectus and Supplement Nos. 1 and 2, except to the extent that the information in this Prospectus Supplement No. 3 supersedes the information contained in the Prospectus and Supplement Nos. 1 and 2.

The first sentence of the second paragraph under the heading “Selling Security Holders” is amended to read as follows:

“* a total of 7,500 shares of our Series A 7% Convertible Preferred Stock (the “Preferred Stock”), which were convertible into shares of our common stock at a conversion price of $2.05 per share; effective as of December 2, 2008, the conversion price was reduced to $1.00 per share.”

The first sentence of the third paragraph of the subheading “Preferred Stock” under the caption “Description of Securities” is amended to read as follows:

“The shares of Preferred Stock are convertible into shares of Wizzard’s common stock at a conversion price of $1.00 per share.”

INVESTORS IN THE COMMON STOCK SHOULD HAVE THE ABILITY TO LOSE THEIR ENTIRE INVESTMENT SINCE AN INVESTMENT IN THE COMMON STOCK IS SPECULATIVE AND SUBJECT TO MANY RISKS, INCLUDING OUR HISTORY OF OPERATING LOSSES.  SEE SECTION ENTITLED "RISK FACTORS" ON PAGE 5 OF THE PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT NO. 3 OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is December 2, 2008.